Exhibit 2.1

FOURTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Fourth Amendment (the “Amendment”), dated as of September 12, 2024, to the Agreement and Plan of Merger, originally entered into as of October 22, 2023 (as amended by the First Amendment to Agreement and Plan of Merger, dated as of October 25, 2023, the Second Amendment to Agreement and Plan of Merger, dated as of December 27, 2023, the Third Amendment to Agreement and Plan of Merger, dated as of May 1, 2024, and as further amended from time to time, the “Merger Agreement”), by and among NAYA Biosciences, Inc., a Delaware corporation (the “Company”), INVO Bioscience, Inc., a Nevada corporation (the “Parent”), and INVO Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”). Capitalized terms used (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Section 8.6 of the Merger Agreement provides that the Merger Agreement may be amended or supplemented by written agreement signed by each of the parties thereto;

WHEREAS, each of the Company, the Parent, and the Merger Sub desire to amend and restate the Merger Agreement (the “A&R Merger Agreement”), to, among other things, do the following:

(1)	provide that the Closing shall occur simultaneously or shortly after the execution and delivery of the A&R Merger Agreement, and that the parties shall commit to use its respective best efforts to cause the Closing Date to occur on or about October 1, 2024, but, in any case, no later than October 14, 2024;

(2)	ensure that the revised structure of the Merger shall be in compliance in all material respects with the applicable current listing and governance rules and regulations of the Nasdaq Stock Market;

(3)	provide that the aggregate merger consideration to be paid by the Parent for all of the outstanding shares of the Company’s capital stock at the Closing shall consist of (a) such number of shares of common stock of the Parent (the “Parent Common Stock”) as shall represent a number of shares equal to no more than 19.9% of the outstanding shares of Parent Common Stock as of immediately before the effective time of the Merger (the “Parent Common Stock Consideration Cap”; and such shares, the “Parent Common Stock Payment Shares”) and (b) shares of a newly designated Series C Convertible Preferred Stock of the Parent (“Parent Preferred Stock Payment Shares”);

(4)	include an acknowledgment by the Company and the Parent that the Company shall transfer 85% of the Parent Common Stock Payment Shares to Five Narrow Lane LP, as a secured lender of the Company (“FNL”);

(5)	provide that, the Parent shall take all action necessary under applicable law to call, give notice of and hold a meeting of the stockholders of the Parent as soon as possible after the Closing Date, but in any case, no later than 120 days after the Closing Date (the “Stockholder Meeting Deadline”; provided, that, the Company acknowledges that, if the Parent receives comments from the Securities and Exchange Commission on the proxy statement filed in connection with such stockholder meeting and the Parent uses its best efforts to revise and refile the proxy statement to address such comments, the date of such stockholder meeting may be after the Stockholder Meeting Deadline), for the purpose of, among other things, seeking stockholder approval (the “Stockholder Approval”) of the issuance of all shares of Parent Common Stock issuable upon conversion (the “Series C Conversion Shares”) of the Parent Preferred Stock Payment Shares in accordance with the terms of the Certificate of Designations of Series C Convertible Preferred Stock (the “Series C Certificate of Designations”);

(6)	provide that, upon receipt of the Stockholder Approval, the Parent Preferred Stock Payment Shares shall be automatically converted into the Series C Conversion Shares at the conversion price in effect as set forth in the Series C Certificate of Designations; provided that, following such conversion, the Series C Conversion Shares shall represent approximately 60.1% of the outstanding shares of Parent Common Stock; and

1

(7)	provide that, as soon as possible after the Closing Date, the Parent shall file a resale registration statement with the Securities and Exchange Commission to register the Parent Common Stock Payment Shares and the Parent Common Stock issuable upon conversion of the Parent Preferred Stock Payment Shares, in accordance with the terms of a registration rights agreement to be entered into between the parties (each of (1) through (7), the “Proposed Amendments”).

WHEREAS, the parties are negotiating in good faith to amend and restate the Merger Agreement to reflect, among other modified terms, the Proposed Amendments and, accordingly, desire to enter into this Amendment to extend the End Date to October 14, 2024;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Amendment, the parties, intending to be legally bound, agree as follows:

1. Amendment of Section 1.53 of the Merger Agreement. The parties hereby agree that, at the Effective Time, Section 1.53 of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“End Date” shall mean October 14, 2024.

2. Stock Purchase. Promptly following the execution of this Amendment, and in no event later than September 13, 2024, the Company shall purchase 27,500 shares of the Parent’s Series A Convertible Preferred Stock for $137,500, pursuant to that certain Securities Purchase Agreement, dated as of December 29, 2023, as amended pursuant to an Amendment to Securities Purchase Agreement dated as of May 1, 2024 (the “Securities Purchase Agreement”; and the time of the consummation of such purchase, the “Effective Time”).

3. Waiver. Effective upon the Effective Time, each party hereby waives any prior breaches of the Merger Agreement. The waiver herein is a limited waiver and shall not be deemed to constitute a waiver with respect to any future breaches of the Merger Agreement, and shall not be deemed to prejudice any right or rights which either party may now have or may have in the future under or in connection with the Merger Agreement. The foregoing waiver set forth herein shall also not be deemed to operate as, or obligate any party to grant any future consent to or modification or waiver of any other term, condition, breach of, or default under the Merger Agreement.

4. Further Assurances. Each of the parties shall use its best efforts, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Amendment, including but not limited to promptly negotiate in good faith the A&R Merger Agreement and to fulfill such party’s respective conditions precedents and obligations to ensure a timely Closing.

5. Additional SPA Closings. The Company may purchase, and the Parent may sell, in one or more tranches, up to an additional 72,500 shares of the Parent’s Series A Preferred Stock for an aggregate of $362,500 pursuant to the Securities Purchase Agreement prior to or concurrently with the Closing.

6. FNL Pledge. The Company hereby agrees and that Parent acknowledges that any shares of the Parent’s Series A Preferred Stock purchased by the Company pursuant to the Securities Purchase Agreement, in accordance with Sections 2 and 5 above, will be pledged by the Company to FNL, as a secured party under that certain Security Agreement, dated as of January 3, 2024, between the Company, the other debtors party thereto from time to time and FNL.

7. Amendment. This Amendment shall be deemed an amendment of the Merger Agreement in accordance with Section 8.6 of the Merger Agreement. Except as specifically modified hereby, the Merger Agreement shall be deemed controlling and effective, and the parties hereby agree to be bound by each of its terms and conditions.

8. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, all of which will be one and the same agreement. This Amendment will become effective when each party to this Amendment will have received counterparts signed by all of the other parties. A signed copy of this Amendment delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. This Amendment shall be considered signed when the signature of a party is delivered by .PDF, DocuSign or other generally accepted electronic signature. Such .PDF, DocuSign, or other generally accepted electronic signature shall be treated in all respects as having the same effect as an original signature.

9. Governing Law. The terms of Section 9.2 (Governing Law) of the Merger Agreement are hereby incorporated by reference mutatis mutandis.

[signature pages follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

NAYA BIOSCIENCES, INC.

By:	/s/ Daniel Teper
Name:	Daniel Teper
Title:	CEO

PARENT:

INVO BIOSCIENCE, INC.

By:	/s/ Steven Shum
Name:	Steven Shum
Title:	CEO

MERGER SUB:

INVO MERGER SUB INC.

By:	/s/ Steven Shum
Name:	Steven Shum
Title:	CEO

3